Exhibit 23(b)

                    CONSENT OF KPMG PEAT MARWICK

BOARD OF DIRECTORS
FIRST UNION CORPORATION

  We consent to the incorporation by reference in the Registration Statement of First Union Corporation on Form S-4 (incorporated by reference as an exhibit to this Registration Statement on Form S-3 of BancFlorida Financial Corporation) and in the Prospectus/Proxy Statement attached to the Prospectus as Appendix I in the Registration Statement on Form S-3 of BancFlorida Financial Corporation, of our report on the consolidated financial statements of First Union Corporation included in the 1993 Annual Report to Stockholders which is incorporated by reference in the 1993 Form 10-K of First Union Corporation, and to the reference to our firm under the heading "Experts" in the Prospectus/Proxy Statement attached to the Prospectus as Appendix I.



                                                KPMG PEAT MARWICK


Charlotte, North Carolina
May 2, 1994